Exhibit 99.1

DATE: May 6, 2020

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 1Q 2020 Results

Taking steps to protect cash flow and preserve operational flexibility

  Planning $700 million in capital cuts vs. original plan
  Targeting $100 million of cost savings this year from operating expenses and G&A
  More than 90 percent of remaining 2020 oil ouput financially hedged at just over $57 per barrel
  $2.1 billion borrowing base for credit facility reaffirmed; matures April 2023
  No significant senior bond maturities due until August 2023 with $406 million outstanding
  Still expecting to generate approximately $150 million of free cash flow in 2020

  TULSA, Okla. – WPX Energy (NYSE:WPX) reported an unaudited first-quarter loss from continuing operations attributable to common shareholders of $208 million, or a loss of $0.46 per share on a diluted basis.

  Cash flow from operations, inclusive of hedge impact, was $256 million in first-quarter 2020, down just 6 percent vs. the same period a year ago despite significant decreases in average realized commodity prices.

  The first-quarter loss was primarily driven by $1 billion of impairments to the book value of the company’s assets in the Williston Basin which more than offset gains associated with the company’s hedging positions.

  Excluding the derivative gains, impairments and other items, WPX posted adjusted net income from continuing operations (a non-GAAP financial measure) in first-quarter 2020 of $30 million, or income of $0.07 per share. A reconciliation accompanies this press release.

  Adjusted EBITDAX (a non-GAAP financial measure) increased 19 percent vs. a year ago to $370 million in first-quarter 2020 despite the drop in commodity prices. A reconciliation accompanies this press release.

  At the end of the first quarter, WPX was producing more than 150,000 barrels per day (net) of oil following its acquisition of Felix Energy.

  WPX has since curtailed production driven by the collapse in oil prices. WPX plans to shut-in approximately 30,000 bbl/d on a net basis in May, which represents about 45,000 bbl/d less in the market on a gross basis. Similar curtailments also are possible in June.

  FINANCIAL POSITION

  WPX’s total liquidity at the close of business on March 31, 2020, was approximately $1.4 billion including cash, cash equivalents and its available revolver capacity.

  Subsequent to the close of the first quarter, WPX’s borrowing base under its credit facility that matures in April 2023 was reaffirmed. WPX’s borrowing base remains at $2.1 billion, with $1.5 billion in commitments. At the end of the first quarter, WPX had $114 million drawn against its revolver.

  For the remainder of 2020, WPX has 91,787 bbl/d of oil hedged with fixed price swaps at a weighted average price of $57.88 per barrel and 20,000 bbl/day with fixed price collars at a weighted average floor price of $53.33.

  After deterioration in oil pricing, WPX now expects to generate approximately $150 million in free cash flow in 2020. This estimate does not include savings for potential service price deflation.

  For 2021, WPX has 190,000 MMBtu/d of natural gas hedged with fixed price swaps at a weighted average price of $2.60 per MMBtu and 9,959 bbl/d of oil hedged with a weighted average price of $39.81 per barrel.

  In March, WPX repurchased 10.4 million shares for $43.5 million in the week after closing its acquisition of Felix Energy. Since third-quarter 2019, WPX has now retired a total of 16.1 million shares for $100.6 million. The average price was $6.30 per share.

  CAPITAL CUTS

  As previously announced in March, WPX cut its original 2020 capital plan by $400 million. The company has since developed scenarios to cut another $150 million to $450 million. These cuts reduce WPX’s capital spending by roughly 40 percent vs. its original plan.

  WPX is suspending its detailed guidance for production and other metrics given the volatility in the market and the fluid nature of how the company is responding. Any prior guidance for 2020 should not be relied upon.

  WPX had 15 rigs running after integrating the Felix acquisition and plans to exit the year with six rigs, comprised of five in the Delaware Basin and one in the Williston Basin.

  WPX also has dropped all four of its completion crews. Second-quarter first sales will be limited to a few wells that were completed prior to the release of the frac crews.

  WPX plans to build an inventory of one to two quarters of drilled-but-uncompleted wells. Additional background on 2020 capital cuts and their impact on production and projected DUCs at year-end are provided in the first-quarter slide deck at www.wpxenergy.com.

  WPX also plans to achieve $100 million in cost savings during the year through reductions to operating expenses such as LOE and GP&T, as well as lower G&A expenses.

  INTEGRATED STRATEGIC ACQUISITION

  During the first quarter, WPX completed its acquisition of Felix Energy ahead of schedule. The purchase was overwhelmingly approved by WPX shareholders at a special meeting held on March 5, 2020, where more than 99.6 percent of votes cast were in favor of the transaction.

  At closing, WPX received approximately 58,000 acres of top-tier oily acreage in an over-pressured area of the Delaware Basin. As expected, Felix was producing 60 MBoe/d (70 percent oil) at the close of the transaction.

  CEO PERSPECTIVE

  “In these unprecedented times, we’re acutely focused on keeping our employees healthy, protecting our cash flow and preserving our assets for future value creation,” said Rick Muncrief, WPX chairman and chief executive officer.

  “Our financial position is solid as evidenced by banks and lenders who recently reaffirmed our credit facility, along with the ratings agencies who reaffirmed our credit ratings in the last few weeks.

  “Our experienced team also has taken numerous measures to reduce capital, expenses and the flow of our volumes in this dislocated market.

  “We will continue to maintain the strength of our balance sheet and remain disciplined in our approach to the present challenges. Nothing is easy right now, but rebalancing supply with demand will take place over the remainder of the year.

  “We remain confident in our long-term plan and I want to thank everyone across WPX for how they’ve adapted to today’s realities, kept the business running, integrated the attractive Felix assets and found numerous ways to help others in need,” Muncrief added.

  DELAWARE BASIN

  WPX’s Delaware production averaged 117.5 Mboe/d in first-quarter 2020, up 28 percent vs. 92.1 Mboe/d in the same period a year ago.

  WPX’s average realized oil price in the Delaware was WTI plus $0.94 for the first quarter, including Midland basis swaps.

  WPX’s average realized natural gas price in the Delaware was NYMEX less $0.46 for the quarter, including basis swaps which increased the average realized price by $0.25 per Mcf.

  WPX completed 25 Delaware wells during the first quarter from its legacy holdings. There were no completions associated with the Felix assets post-closing in the first quarter.

  The highest 24-hour rate for the first-quarter Delaware completions was 3,909 Boe/d (53 percent oil) on the CBR 33-28H-56-1-414H well in the Wolfcamp A formation, followed by 3,759 Boe/d (55 percent oil) on the Lindsay 3-10J-55-1-403H well in the Wolfcamp XY formation.

  WILLISTON BASIN

  Williston Basin production averaged 79.5 Mboe/d in first-quarter 2020, which was 26 percent higher than 63.1 Mboe/d in the same period a year ago.

  WPX completed 17 Williston wells during the first quarter, including 11 wells in the Three Forks formation and six wells in the Bakken formation.

  The highest 24-hour rate for the first-quarter Williston completions was 3,918 Boe/d (86 percent oil) on the Blue Racer 14-11HG well, followed by 3,477 Boe/d (82 percent oil) on the Mandaree Warrior 14-11HA well.

  1Q FINANCIAL RESULTS

  Total product revenues of $502 million in first-quarter 2020 were $5 million lower than the same period a year ago, reflecting weakness in oil, natural gas and natural gas liquids prices despite the increase in production. Quarterly oil sales grew 4 percent.

  Substantial net gains of $869 million on derivatives associated with the company’s hedge book were offset by $1 billion of impairments to the book value of WPX’s assets in the Williston Basin, driving the net loss from continuing operations attributable to common shareholders of $208 million.

  WPX’s overall net loss in the first quarter was $388 million, including results for both continuing operations and a $184 million charge in discontinued operations.

  The accrual in discontinued operations is associated with a performance guarantee included in gathering contracts assumed by the purchaser of a former WPX asset in the San Juan Basin. Of the amount, $22 million will be paid in the second quarter. The remaining amount is an estimated potential amount over the term of the contract. Further WPX payments, if any, are dependent on the future nonperformance by the purchaser which will be driven by market conditions.

  Most of WPX’s primary expense categories all declined in first-quarter 2020 on a per-Boe basis vs. a year ago with the exception of gathering, processing and transportation costs.

  Actual total costs in most categories rose resulting from higher production volumes from existing assets and the addition of new volumes from the Felix acquisition.

  The weighted average gross sales price during first-quarter 2020 – prior to revenue deductions – was $42.13 per barrel for oil (down 20 percent vs. a year ago), $1.61 for natural gas (down 38 percent vs. a year ago) and $8.72 per barrel for NGL (down 48 percent vs. a year ago).

  1Q PRODUCTION

  Total production volumes of 196.9 Mboe/d in first-quarter 2020 were 26 percent higher than the same period a year ago. Liquids volumes accounted for 79 percent of first-quarter 2020 production.

  Oil volumes of 122,200 bbl/d were 27 percent higher vs. the same period a year ago, led by a 35 percent increase in the Delaware Basin following the partial quarter benefit of the company’s acquisition of Felix Energy.

Average Daily Production	Q1			4Q Sequential
	2020	2019	Change	2019	Change
Oil (Mbbl/d)
Delaware Basin	60.1	44.4	35%	47.7	26%
Williston Basin	62.1	51.7	20%	64.0	-3%
Subtotal (Mbbl/d)	122.2	96.1	27%	111.7	9%

NGLs (Mbbl/d)
Delaware Basin	24.9	20.0	25%	22.0	13%
Williston Basin	9.1	5.4	69%	8.2	11%
Subtotal (Mbbl/d)	34.0	25.4	34%	30.2	13%

Natural gas (MMcf/d)
Delaware Basin	194.7	166.4	17%	173.6	12%
Williston Basin	49.4	35.9	38%	49.6	0%
Subtotal (MMcf/d)	244.1	202.3	21%	223.2	9%

Total Production (Mboe/d)	196.9	155.2	27%	179.1	10%

  Note: 1Q 2020 Delaware volumes include a partial quarter benefit from the Felix acquisition.

  Total capital spending in the quarter was $313 million, predominantly from $288 million in D&C activity for operated wells and $13 million for midstream infrastructure.

  THURSDAY WEBCAST

  The company’s next webcast takes place on May 7 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

  A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 2154625.

  FORM 10-Q

  WPX plans to file its first-quarter 2020 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

  ABOUT WPX ENERGY

  WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

  # # #

  This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; political or regulatory changes; and disruptions to general economic conditions, including disruptions attributable to pandemics such as the COVID-19 pandemic. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

  Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

  The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.
Consolidated (GAAP)
(UNAUDITED)

	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Product revenues:
Oil sales	$449	$511	$539	$551	$2,050	$465
Natural gas sales	25	16	16	18	75	13
Natural gas liquid sales	33	31	26	32	122	24
Total product revenues	507	558	581	601	2,247	502
Net gain (loss) on derivatives	(207)	78	175	(199)	(153)	869
Commodity management	59	58	38	39	194	24
Other	-	1	1	2	4	3
Total revenues	359	695	795	443	2,292	1,398

Costs and expenses:
Depreciation, depletion and amortization	219	221	241	247	928	259
Lease and facility operating	86	94	96	98	374	101
Gathering, processing and transportation	42	40	49	52	183	62
Taxes other than income	39	43	46	50	178	42
Exploration	24	24	22	25	95	67
General and administrative:
General and administrative expenses	39	40	42	51	172	42
Equity-based compensation	8	8	9	9	34	9
Total general and administrative	47	48	51	60	206	51
Commodity management	49	41	36	37	163	34
Acquisition costs	-	-	-	3	3	27
Impairment of proved properties	-	-	-	-	-	967
Other-net	2	3	12	1	18	14
Total costs and expenses	508	514	553	573	2,148	1,624

Operating income (loss)	(149)	181	242	(130)	144	(226)

Interest expense	(41)	(40)	(38)	(40)	(159)	(48)
Gain (loss) on extinguishment of debt	-	-	(47)	-	(47)	1
Gains on equity method investment transactions	126	247	-	7	380	-
Equity earnings	2	1	3	3	9	3
Other income	-	-	1	-	1	3

Income (loss) from continuing operations before income taxes	$(62)	$389	$161	$(160)	$328	$(267)
Provision (benefit) for income taxes	(14)	84	39	(39)	70	(61)
Income (loss) from continuing operations	$(48)	$305	$122	$(121)	$258	$(206)
Loss from discontinued operations	-	-	(1)	(1)	(2)	(180)
Net income (loss)	$(48)	$305	$121	$(122)	$256	$(386)
Less: Noncontrolling interest	-	-	-	-	-	2

Net income (loss) attributable to WPX Energy, Inc.	$(48)	$305	$121	$(122)	$256	$(388)
Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$(48)	$305	$122	$(121)	$258	$(208)
Loss from discontinued operations	-	-	(1)	(1)	(2)	(180)
Net income (loss)	$(48)	$305	$121	$(122)	$256	$(388)

Summary of Production Volumes (1)
Oil (MBbls)	8,648	8,905	9,991	10,279	37,822	11,121
Natural gas (MMcf)	18,210	18,736	20,874	20,533	78,354	22,212
Natural gas liquids (MBbls)	2,288	2,493	2,486	2,776	10,043	3,097
Combined equivalent volumes (MBoe) (2)	13,971	14,520	15,955	16,478	60,924	17,921
Per day volumes
Oil (MBbls/d)	96.1	97.9	108.6	111.7	103.6	122.2
Natural gas (MMcf/d)	202.3	205.9	226.9	223.2	214.7	244.1
Natural gas liquids (MBbls/d)	25.4	27.4	27.0	30.2	27.5	34.0
Combined equivalent volumes (Mboe/d) (2)	155.2	159.6	173.4	179.1	166.9	196.9

(1) Excludes activity classified as discontinued operations.
(2) Mboe are calculated using the ratio of six Mcf to one barrel of oil.

Realized average price per unit (1)
Oil (per barrel)	$51.92	$57.42	$53.92	$53.59	$54.20	$41.83
Natural gas (per Mcf)	$1.36	$0.88	$0.77	$0.87	$0.96	$0.56
Natural gas liquids (per barrel)	$14.47	$12.21	$10.73	$11.53	$12.17	$7.73

(1) Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$15.68	$15.24	$15.11	$14.95	$15.23	$14.48
Lease and facility operating	$6.13	$6.50	$6.02	$5.92	$6.13	$5.66
Gathering, processing and transportation	$2.98	$2.78	$3.10	$3.16	$3.01	$3.47
Taxes other than income	$2.79	$2.95	$2.90	$3.00	$2.92	$2.36
General and administrative:
General and administrative expenses	$2.81	$2.73	$2.69	$3.07	$2.83	$2.33
Equity-based compensation	0.56	0.56	0.54	0.60	0.57	0.52
Total general and administrative	$3.37	$3.29	$3.23	$3.67	$3.40	$2.85
Interest expense	$2.95	$2.76	$2.37	$2.45	$2.61	$2.66

(1) Excludes activity classified as discontinued operations.

  WPX Energy, Inc.

  Reconciliation of NON-GAAP Measures

  (UNAUDITED)

	2019					2020
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Reconciliation of adjusted income (loss) from continuing operations attributable to common stockholders:
Income (loss) from continuing operations attributable to WPX Energy, Inc. common stockholders - reported	$(48)	$305	$122	$(121)	$258	$(208)
Pre-tax adjustments:
Impairments of proved properties and unproved leasehold cost	$-	$-	$-	$-	$-	$1,016
Inventory and line-fill lower-of-cost or market adjustments	$-	$-	$-	$-	$-	$21
Net gains on equity method investment transactions	$(126)	$(247)	$-	$(7)	$(380)	$-
Loss on extinguishment of debt	$-	$-	$47	$-	$47	$-
Impact of pending settlement offers and settlements	$-	$-	$11	$5	$16	$-
Voluntary exit program	$-	$-	$3	$5	$8	$-
Acquisition related costs	$-	$-	$-	$6	$6	$27
Net (gain) loss on derivatives	$207	$(78)	$(175)	$199	$153	$(869)
Net cash received (paid) related to settlement of derivatives	$9	$(10)	$4	$9	$12	$117
Total pre-tax adjustments	$90	$(335)	$(110)	$217	$(138)	$312
Less tax effect for above items	$(32)	$76	$25	$(50)	$32	$(72)
Impact of state deferred tax rate changes and state related adjustments	$(1)	$-	$-	$(1)	$(2)	$(5)
Impact of federal tax valuation allowance	$1	$(9)	$1	$(3)	$(10)	$3
Total adjustments, after tax	$58	$(268)	$(84)	$163	$(118)	$238

Adjusted income (loss) from continuing operations attributable to common stockholders	$10	$37	$38	$42	$140	$30

Reconciliation of adjusted diluted income (loss) per common share:
(loss) from continuing operations - diluted earnings per share - reported	$(0.11)	$0.72	$0.29	$(0.29)	$0.61	$(0.46)
Impact of adjusted diluted weighted-average shares	$-	$-	$-	$-	$-	$-
Pretax adjustments (1):
Impairments of proved properties and unproved leasehold cost	$-	$-	$-	$-	$-	$2.21
Inventory and line-fill lower-of-cost or market adjustments	$-	$-	$-	$-	$-	$0.05
Net gains on equity method investment transactions	$(0.30)	$(0.58)	$-	$(0.02)	$(0.90)	$-
Loss on extinguishment of debt	$-	$-	$0.11	$-	$0.11	$-
Impact of pending settlement offers and settlements	$-	$-	$0.03	$0.01	$0.04	$-
Voluntary exit program	$-	$-	$-	$0.01	$0.02	$-
Acquisition related costs	$-	$-	$-	$0.01	$0.01	$0.06
Net (gain) loss on derivatives	$0.49	$(0.19)	$(0.41)	$0.49	$0.36	$(1.89)
Net cash received (paid) related to settlement of derivatives	$0.02	$(0.02)	$0.01	$0.02	$0.03	$0.25
Total pretax adjustments	$0.21	$(0.79)	$(0.26)	$0.52	$(0.33)	$0.68
Less tax effect for above items	$(0.05)	$0.18	$0.06	$(0.12)	$0.08	$(0.15)
Impact of state deferred tax rate changes and state related adjustments	$-	$-	$-	$-	$(0.01)	$(0.01)
Impact of federal tax valuation allowance	$-	$(0.02)	$-	$(0.01)	$(0.02)	$0.01
Total adjustments, after-tax	$0.16	$(0.63)	$(0.20)	$0.39	$(0.28)	$0.53
Adjusted diluted income (loss) per common share	$0.05	$0.09	$0.09	$0.10	$0.33	$0.07
Reported diluted weighted-average shares (millions)	421	423.5	421.8	417.2	422.0	458.0
Effect of dilutive securities due to adjusted income (loss) from continuing operations attributable to common stockholders	2.6	-	-	1.8	-	2.2
Adjusted diluted weighted-average shares (millions)	423.6	423.5	421.8	419.0	422.0	460.2

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(48)	$305	$121	$(122)	$256	$(386)
Interest expense	41	40	38	40	159	48
Provision (benefit) for income taxes	(14)	84	39	(39)	70	(61)
Depreciation, depletion and amortization	219	221	241	247	928	259
Exploration expenses	24	24	22	25	95	67
	222	674	461	151	1,508	(73)
Impairment of proved properties	-	-	-	-	-	967
Inventory and line-fill lower-of-cost or market adjustments	-	-	-	-	-	21
Net gains on equity method investment transactions	(126)	(247)	-	(7)	(380)	-
Loss on extinguishment of debt	-	-	47	-	47	-
Impact of pending settlement offers and settlements	-	-	11	5	16	-
Voluntary exit program	-	-	3	5	8	-
Acquisition costs	-	-	-	3	3	27
Net (gain) loss on derivatives	207	(78)	(175)	199	153	(869)
Net cash received (paid) related to settlement of derivatives	9	(10)	4	9	12	117
Loss from discontinued operations	-	-	1	1	2	180
	$312	$339	$352	$366	$1,369	$370

  WPX Energy, Inc.

  Reconciliation of Free Cash Flow

  (UNAUDITED)

	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Reconciliation of free cash flow:
Net cash provided by operating activities (GAAP)	$272	$362	$272	$351	$1,257	$256
Exclude: Changes in operating assets and liabilities (1)	1	(60)	33	(7)	(33)	44
Plus: Distributions from equity method investments in excess of cumulative earnings	4	3	4	3	14	4
Less: Incurred capital expenditures (2)	(425)	(341)	(264)	(283)	(1,313)	(313)
Less: Incurred capital expenditures related to consolidated partnerships	-	-	-	(8)	(8)	(13)
Plus: Contributions from nonconrolling interests	-	-	-	-	-	18
Less: Distributions to nonconrolling interests	-	-	-	-	-	-
Free cash flow (non-GAAP)	$(148)	$(36)	$45	$56	$(83)	$(4)

(1) Q1 2020 excludes a $184 million accrual for a performance guarantee included in gathering contracts assumed by the purchaser of our San Juan Basin assets.

(2) Q1 2019 includes a $100 million purchase of surface acreage in the Delaware Basin that was funded in part by the sale of non-core

WPX Energy, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2020	2019
	(Millions, except per-share amounts)
Revenues:
Product revenues:
Oil sales	$ 465	$ 449
Natural gas sales	13	25
Natural gas liquid sales	24	33
Total product revenues	502	507
Net gain (loss) on derivatives	869	(207)
Commodity management	24	59
Other	3	-
Total revenues	1,398	359
Costs and expenses:
Depreciation, depletion and amortization	259	219
Lease and facility operating	101	86
Gathering, processing and transportation	62	42
Taxes other than income	42	39
Exploration	67	24
General and administrative (including equity-based compensation of $9 million and $8 million for the respective periods)	51	47
Commodity management	34	49
Acquisition costs	27	-
Impairment of proved properties	967	-
Other - net	14	2
Total costs and expenses	1,624	508

Operating loss	(226)	(149)
Interest expense	(48)	(41)
Gain on equity method investment transaction	-	126
Equity earnings	3	2
Other income	4	-
Loss from continuing operations before income taxes	(267)	(62)
Benefit for income taxes	(61)	(14)
Loss from continuing operations	(206)	(48)
Loss from discontinued operations	(180)	-
Net loss	(386)	(48)
Less: Net income attributable to noncontrolling interest	2	-
Net loss attributable to WPX Energy, Inc. common stockholders	$ (388)	$ (48)

Amounts attributable to WPX Energy, Inc. common stockholders:
Loss from continuing operations	$ (208)	$ (48)
Loss from discontinued operations	(180)	-
Net loss	$ (388)	$ (48)

Basic and Diluted loss per common share:
Loss from continuing operations	$ (0.46)	$ (0.11)
Loss from discontinued operations	(0.39)	-
Net loss	$ (0.85)	$ (0.11)

Basic weighted-average shares	458.0	421.0

WPX Energy, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$61	$60
Accounts receivable, net of allowance	447	450
Derivative assets	868	57
Inventories	30	41
Other	39	39
Total current assets	1,445	647
Investments	45	48
Properties and equipment (successful efforts method of accounting)	10,064	11,244
Less: Accumulated depreciation, depletion and amortization	(1,588)	(3,654)
Properties and equipment, net	8,476	7,590
Derivative assets	8	10
Other noncurrent assets	122	118
Total assets	$10,096	$8,413

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$618	$556
Accrued and other current liabilities	220	251
Derivative liabilities	24	91
Total current liabilities	862	898
Deferred income taxes	243	290
Long-term debt, net	3,200	2,202
Derivative liabilities	3	-
Other noncurrent liabilities	697	508

Preferred units of consolidated partnership	11	-
Stockholders' equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding)	-	-
Common stock (2 billion shares authorized at $0.01 par value; 559.4 million shares and 416.8 million shares issued and outstanding at March 31, 2020 December 31, 2019)	6	4
Additional paid-in-capital	8,643	7,692
Accumulated deficit	(3,569)	(3,181)
Total stockholders' equity	5,080	4,515
Total liabilities and equity	$10,096	$8,413

WPX Energy, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2020	2019
	(Millions)
Operating Activities(a)
Net loss	$ (386)	$ (48)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	259	219
Deferred income tax benefit	(47)	(13)
Provision for impairment of properties and equipment (including certain exploration expenses)	1,032	20
Gain related to equity method investment transaction	-	(126)
Net (gain) loss on derivatives	(869)	207
Net settlements related to derivatives	117	9
Amortization of stock-based awards	10	8
Cash provided by (used in) operating assets and liabilities:
Accounts receivable	107	(137)
Inventories	14	(4)
Other current assets	6	(6)
Accounts payable	(97)	197
Federal income taxes receivable	(19)	-
Accrued and other current liabilities	(66)	(37)
Liabilities related to discontinued operations	178	(8)
Other, including changes in other noncurrent assets and liabilities	17	(9)
Net cash provided by operating activities (a)	256	272

Investing Activities(a)
Capital expenditures(b)	(302)	(451)
Capital expenditures related to consolidated partnerships(c)	(12)	-
Proceeds from sales of assets and equity method investments transactions	-	228
Purchases of business, net of cash acquired	(915)	-
Contributions to equity method investments	-	(18)
Distributions from equity method investments in excess of cumulative earnings	4	4
Net cash used in investing activities (a)	(1,225)	(237)

Financing Activities
Proceeds from common stock	1	1
Payments for repurchases of common stock	(44)	-
Borrowings on credit facility	413	609
Payments on credit facility	(299)	(625)
Proceeds from long-term debt, net of discount	889	-
Payments for retirement of long-term debt, including premium	-	-
Taxes paid for shares withheld	(8)	(15)
Payments for debt issuance costs	(3)	-
Contributions from noncontrolling interests in consolidated partnerships	18
Other	5	1
Net cash provided by (used in) financing activities	972	(29)

Net increase in cash and cash equivalents and restricted cash	3	6
Cash and cash equivalents and restricted cash at beginning of period	80	18
Cash and cash equivalents and restricted cash at end of period	$ 83	$ 24

(a)	Amounts reflect continuing and discontinued operations unless otherwise noted.
(b)	Incurred capital expenditures were $313 million and $425 million for the respective periods. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.
(c)	Incurred capital expenditures were $13 million for 2020. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.